FOR IMMEDIATE RELEASE

AMERICAN TECHNOLOGY REAFFIRMS FISCAL YEAR

AND Q4 REVENUE GUIDANCE

SAN DIEGO, CA, September 3, 2008 - American Technology Corporation (ATC) (NASDAQ: ATCO), a leading provider of directed sound products and technologies today reaffirmed that fiscal year 2008 revenues should increase over fiscal year 2007 due to expected fiscal Q4 2008 revenues of over $3 million, an increase of over 90% compared to fiscal Q4 2007.

"With the release of our new LRAD-X™ products last quarter, fiscal Q3 2008 revenues were up 28% over the same period last year," commented Tom Brown, president and CEO of American Technology. "With the fulfillment of a $1.1 million LRAD RX™ order, the $660,000 LRAD 500X™ Marine Expeditionary Security Force order, and other directed sound orders, we expect Q4 2008 revenues to be up over Q3 2008 and up significantly over Q4 2007."

"We are executing our business plan, controlling operating costs and we are confident that we have the resources to finance our LRAD-X sales growth including our new handheld LRAD 100X™," concluded Brown.

About American Technology Corporation

American Technology Corporation is Shaping the Future of Sound® by providing directed audio solutions that place clear, highly intelligible sound exactly where needed. ATC's Long Range Acoustic Device (LRAD®), HyperSonic® Sound, and NeoPlanar® product lines make up the core of an expanding portfolio of directed sound products and technologies. For more information about ATC and its directed sound solutions please visit the company's web site at www.atcsd.com.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to, the performance of our management team, market acceptance of our directed sound technologies and products, entry of competitors, the possibility our intellectual property protections will not prevent others from marketing products similar to or competitive with our products, potential technical or manufacturing difficulties that could delay product deliveries or increase warranty costs, and other risks identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the "Risk Factors" section of the Company's Form 10-K for the fiscal year ended September 30, 2007 and Form 10-Q for the quarter ended June 30, 2008. American Technology Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

FOR FURTHER INFORMATION CONTACT:

Investor Relations:

Robert Putnam

(858) 676-0519

robert@atcsd.com